NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports First Fiscal Quarter 2008 Earnings

OVERLAND PARK, KANSAS, (MAY 9, 2008) - NPC International, Inc. (the “Company”), today reported results for its first fiscal quarter ended March 25, 2008.

FIRST QUARTER HIGHLIGHTS:

•	Net income of $4.2MM was $1.8MM or 75.0% greater than the $2.4MM recorded last year
•	Non-GAAP Adjusted EBITDA (reconciliation attached) of $24.9MM was below the prior year by $0.2MM or 1.0%
•	Comparable Store Sales were +0.4%; rolling over an increase +0.7% last year
•	Net product sales increased $14.6MM or 8.7% over last year
•	Debt was $415.0MM; a decrease of $15.5MM from FYE 2007

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended March 25, 2008 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are very pleased to deliver comparable store sales growth of 0.4% for the quarter despite the difficult consumer landscape as demonstrated by the well documented significant reduction in consumer confidence and extreme pressure on consumer disposable income. This quarter marks our seventh consecutive quarter of comparable store sales growth and an unparalleled thirty-seven out of the last thirty-nine quarters. The Pizza Hut system’s increased national advertising presence combined with the new multi-layer marketing strategy is truly helping us reach the consumer in these difficult times.

I am especially proud of the efforts of our restaurant teams who did a remarkable job during the quarter of controlling the business while confronting significant commodity pressure. Our operations teams exhibited outstanding labor and cost controls without sacrificing product quality or customer service levels.

NPC International, Inc.

7300 W. 129th Street, Overland Park, KS 66224

We believe that the balance of fiscal 2008 will remain especially challenging in this segment as the consumer is expected to continue to experience unprecedented pressure on disposable income due to rising fuel and commodity prices. In addition, commodities and labor will remain a challenge for us and other restaurant operators due to continued commodity inflation and another looming federal minimum wage increase. However, I believe that the Pizza Hut brand is well positioned to take share during these difficult times and that our operators are prepared to navigate these challenges better than most.”

First quarter net income was $4.2 million compared to net income of $2.4 million for the first fiscal quarter of 2007. Net income for the quarter was $1.8 million or 75.0% higher than the prior year primarily due to increased sales, lower depreciation and amortization expense, lower interest expense, and the benefit of a lower effective tax rate, which more than offset higher commodity costs.

Net product sales for the first fiscal quarter were $183.1 million, for an increase of $14.6 million or 8.7% compared to the same period of the prior year, due primarily to an increase of 8.3% in weighted average stores in operation resulting mostly from the acquisition of 59 stores on March 13, 2007 and 17 stores on September 26, 2007 and a 0.4% increase in comparable store sales.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the first fiscal quarter was $24.9 million which was $0.2 million or 1.0% less than last year. Increases in net product sales and comparable store sales growth provided the leverage necessary to largely offset the negative impact of significant commodity pressure, primarily in the form of increased cheese, wheat and packaging costs as well as increased delivery driver insurance costs associated with adverse claims development and activity.

CONFERENCE CALL INFORMATION:

The Company’s First Quarter Earnings conference call will be held May 12, 2008 at 8:30 am CDT. You can access this call by dialing 866-761-0749. The international number is 617-614-2707. The access code for the call is 32329815.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until May 19, 2008 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 13034442.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 890 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

NPC International, Inc.

7300 W. 129th Street, Overland Park, KS 66224

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended March 25, 2008	% Net product sales	13 Weeks ended March 27, 2007	% Net product sales
Net product sales	$183,054	100.0%	$168,425	100.0%
Fees and other income	5,696	3.1%	4,663	2.8%
Total net sales	188,750	103.1%	173,088	102.8%

Cost of sales (exclusive of depreciation and amortization)	51,367	28.1%	44,978	26.7%
Direct labor	51,956	28.4%	47,862	28.4%
Other restaurant operating expenses	57,809	31.6%	54,491	32.4%
General and administrative expenses	10,068	5.5%	9,745	5.8%
Corporate depreciation and amortization of intangibles	3,327	1.8%	3,222	1.9%
Net facility impairment charges	105	0.0%	83	0.0%
Net loss (gain) on disposition of assets	5	0.0%	(341)	-0.2%
Total costs and expenses	174,637	95.4%	160,040	95.0%
Operating Income	14,113	7.7%	13,048	7.7%

Other income (expense):
Interest expense	(8,574)	-4.7%	(9,375)	-5.6%
Miscellaneous	6	0.0%	4	0.0%
Total other expense	(8,568)	-4.7%	(9,371)	-5.6%
Income before income taxes	5,545	3.0%	3,677	2.2%

Provision for income taxes	1,341	0.7%	1,267	0.8%
		0.0%		0.0%
Net income	$4,204	2.3%	$2,410	1.4%

Capital Expenditures	$9,747		$6,742
Cash Rent Expense	$9,664		$8,687

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	Thirteen Weeks Ending
	March 25, 2008	March 27, 2007

Net Income	$4,204	$2,410
Adjustments:
Interest expense	8,574	9,375
Income taxes	1,341	1,267
Depreciation and amortization	10,123	11,768
Net facility impairment charges	105	83
Pre-opening expenses and other	525	210
Adjusted EBITDA	$24,872	$25,113

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.